QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
WWW.EMTH.COM

September 24, 2002

Board of Directors
Banknorth Group, Inc.
Two Portland Square
Portland, Maine 04112-9540

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Banknorth Group, Inc. ("Banknorth") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of shares of Banknorth's common stock, $.01 par value per share (the "Shares"), in connection with the proposed merger of American Financial Holdings, Inc. with and into Banknorth, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Prospectus/Proxy Statement constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ GERARD L. HAWKINS Gerard L. Hawkins, a Partner

QuickLinks

  EXHIBIT 5